TIMCO Aviation Services, Inc.

NEWS

Release:	December 21, 2004

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President and Corporate Controller
Kevin Carter, Vice President/Planning and Treasurer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES INTENT TO OFFER
PREMIUM FOR EARLY CONVERSION OF ITS OUTSTANDING SENIOR AND
JUNIOR SUBORDINATED CONVERTIBLE PIK NOTES INTO COMMON STOCK

Greensboro, North Carolina, December 21, 2004 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it intends to offer to the holders of its 8% senior subordinated convertible PIK notes due 2006 (“Senior Notes”) and to the holders of its 8% junior subordinated convertible PIK notes due 2007 (“Junior Notes”, and collectively with the Senior Notes, the “Notes”) the right to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock (“Common Stock”). An offering circular and related documents with respect to the tender offer are expected to be filed by the Company and distributed to the holders of the Notes in the near future.

The indentures relating to the Senior Notes and the Junior Notes provide that unless the Senior Notes and the Junior Notes are redeemed prior to their maturity, the Senior Notes (including all previously issued PIK interest and all accrued but unpaid interest) will automatically convert at their maturity into 270.3 million shares of Common Stock and the Junior Notes (including all previously issued PIK interest and all accrued but unpaid interest) will automatically convert at their maturity into 9.3 million shares of Common Stock. Based on available information, the Company does not anticipate that the Notes will be redeemed prior to their maturity and, as a result, the Company anticipates that the Notes will automatically convert into Common Stock at their maturity.

If the early conversion were to occur on December 31, 2004, holders of $1,000 in principal amount of Senior Notes, including PIK interest thereon and any accrued but unpaid interest, who elected to convert their Notes in the offer would receive the approximately 2,164 shares of Common Stock that they would otherwise have received upon conversion of their Senior Notes into Common Stock at their maturity (December 31, 2006), plus a conversion premium equal to approximately 324 shares of Common Stock. If the early conversion were to occur on December 31, 2004, holders of $1,000 in principal amount of Junior Notes, including PIK interest thereon and any accrued but unpaid interest, who elected to convert their Notes in the offer would receive the approximately 1,965 shares of Common Stock that they would otherwise have received upon conversion of their Junior Notes into Common Stock at their maturity (January 2, 2007), plus a conversion premium equal to approximately 294 shares of Common Stock. It is not expected that the offer will require any minimum number of Notes to be tendered, and holders of Notes who elect not to convert their Notes in the offer will continue to hold their Notes, which will automatically convert by their terms into Common Stock at their maturity without the payment of any premium.

TIMCO Aviation Services, Inc. announces intent to offer premium for early
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Lacy Harber, the Company’s majority shareholder and the holder of $20.3 million of the outstanding Senior Notes (approximately 17% of the outstanding Senior Notes), has advised the Company that he intends to convert his Notes in the offer. Further, Mr. Harber, who holds a warrant to purchase, for nominal consideration, that number of shares of the Common Stock which is equal to 30% of the Company’s outstanding common stock (on a fully diluted basis), has advised the Company that he will agree that his warrant shall not be applied to the premium shares issued in the tender offer. In that regard, Mr. Harber has advised the Company that he intends to exercise his warrant with respect to the shares outstanding at the closing of the offer, excluding any premium shares. If less than all of the Notes are tendered, Mr. Harber will at the closing of the offer receive a new warrant to acquire additional shares equal to 30% (on a fully-diluted basis) of the shares issuable on the automatic conversion of the untendered Notes at their maturity. As such, Mr. Harber will only receive from the full exercise of his warrant the same number of shares that he would have otherwise received had the Notes automatically converted into Common Stock at their maturity and had he exercised his warrant immediately thereafter.

Assuming all of the Notes are tendered in the offer, following the closing of the offer and the exercise of the warrant, Mr. Harber, who currently beneficially owns approximately 72% of the Company’s outstanding common stock, will beneficially own approximately 44% of the Company’s outstanding common stock.

If the holders of all of the outstanding Senior Notes and Junior Notes agree to an early conversion of their Notes in accordance with the tender offer, the Company will have 486,562,978 shares of Common Stock outstanding, including an aggregate of 41,939,332 premium shares.

At September 30, 2004, the Company had a negative net worth of $95.6 million. Had the Notes been converted into Common Stock at that date, and the warrant held by Mr. Harber exercised in full, on a pro-forma basis the Company would have had a positive net worth of $23.7 million. The Company, based on currently available information, believes that the Notes will convert into Common Stock at their maturity. The Company believes that cleaning up its capital structure at this time will also allow the Company to better take advantage of opportunities that may be available in its marketplace over the next few years and allow the Company to take steps to create a more efficient market for its Common Stock.

This press release is not an offer or solicitation for the early conversion of the Notes into Common Stock, which can only be made on the terms and subject to the conditions described in the Offering Circular and related documents. At the time the offer is commenced, the Company will file a Tender Offer Statement (including an offering circular, a related letter of transmittal and other offer documents) with the U.S. Securities and Exchange Commission (“SEC”). The Tender Offer Statement will be made available to all Noteholders at no expense to them. The Tender Offer Statement will also be available at no charge at the SEC’s website at www.sec.gov. The Tender Offer Statement will contain important information that should be read carefully before any decision is made with respect to the offer.

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of

TIMCO Aviation Services, Inc. announces intent to offer premium for early
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heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including satisfaction of the conditions to completion of the tender offer contained in the Tender Offer Statement and those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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